Multiple Class Plan

Lincoln Funds Trust

WHEREAS, Lincoln Funds Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate Trust series (each, a “Fund” and collectively, the “Funds”), and the shares of each Fund may, under the Trust’s Declaration of Trust, be divided into classes;

WHEREAS, the Trust desires to create a multiple class plan (the “Plan”) pursuant to Rule 18f-3 under the 1940 Act (“Rule 18f-3”) which sets forth the provisions relating to the establishment of multiple classes of Shares for the Funds;

WHEREAS, the Plan has been approved by a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust (“Independent Trustees”);

WHEREAS, the Board of Trustees has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund of the Trust, and each class of Shares offered by the Funds; and

WHEREAS, to the extent that a subject matter set forth in this Plan is covered by the Trust’s Agreement and Declaration of Trust or By-Laws, such Agreement and Declaration of Trust or By-Laws will control in the event of any inconsistencies with this Plan.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3, on the following terms and conditions:

CLASSES

1. Each Fund may issue its shares of beneficial interest in twelve classes: Class 1 shares, Class A shares, Class A1 shares, Class Advisor shares, Class B shares, Class C shares, Class FI shares, Class I shares, Class IS shares, Class M shares, Class R shares, Class R5 shares, Class R6 shares, and Class Y shares (each a “Class” and collectively, the “Classes”). Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ registration statements or prospectuses and statements of additional information as from time to time in effect.

2. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that, with respect to each Fund:

(a) each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

(b) each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution and/or servicing arrangement;

(d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(e) Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

In addition, each class of shares shall have the features described below.

3. The Trust retains sole discretion in determining share class availability for any Fund, and the Trust retains discretion in determining whether Fund shares shall be offered either directly or through certain financial intermediaries, or on certain financial intermediary platforms.

RULE 12b-1 PLANS

4. In accordance with the distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1”) by the Trust on behalf of the Class A shares, Class A1 shares, Class B shares, Class C shares, Class FI shares, Class M shares, and Class R shares (the “12b-1 Plan”), the Trust shall pay Lincoln Financial Distributors, Inc. (the “Distributor”) or others providing distribution services a monthly fee not to exceed an amount per annum of a Fund’s average daily net assets represented by such Class shares, as applicable and as described in the Fund’s registration statement, as may be determined by the Board of Trustees from time to time.

5. The 12b-1 Plan may be used to pay the Distributor or others to assist in the promotion and distribution of the applicable Class shares. Payments made under the 12b-1 Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes; preparing and distributing sales literature and related expenses; advertisements; education of shareholders or dealers and their representatives; and other distribution-related expenses. Payments made under the 12b-1 Plan also may be used to pay the Distributor, dealers or others for, among other things, service fees as defined under rules adopted by the Financial Industry Regulatory Authority (FINRA); furnishing personal services or such other enhanced services as the Trust may require; or maintaining customer accounts and records.

6. The Trust has not adopted any plan under Rule 12b-1 for the other share classes of the Funds.

ADMINISTRATIVE FEES

7. The Trust has entered into an Administration Agreement with The Lincoln National Life Insurance Company (“Lincoln Life”), pursuant to which Lincoln Life provides or procures various administrative services. The fees payable by each class of shares of each Fund are set forth in the Administration Agreement, as may be amended by the Board of Trustees from time to time. The fees may vary among different Funds and share classes as provided in the Administration Agreement.

ALLOCATION OF EXPENSES

8. The Trust shall allocate to each class of shares of a Fund any fees and expenses incurred by the Trust in connection with the distribution or servicing of such class of shares under a Rule 12b-1 plan, if any, adopted for such class. In addition, the Trust reserves the right, subject to approval by the Board of Trustees, to allocate fees and expenses of the following nature to a particular class of shares of a Fund (to the extent that such fees and expenses actually vary among each class of shares or vary by types of services provided to each class of shares of the Fund):

(a) The expenses of transfer agency and recordkeeping services;

(b) Securities and Exchange Commission and blue sky registration or qualification fees;

(c) Printing and postage expenses related to printing and distributing class-specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;

(d) Audit or accounting fees or expenses relating solely to such class of shares;

(e) The expenses of administrative services relating solely to such class of shares;

(f) Litigation or other legal expenses relating solely to such class of shares;

(g) Trustees’ fees and expenses incurred as a result of issues relating solely to such class of shares; and

(h) Other expenses subsequently identified and determined to be properly allocated to such class of shares.

9. All expenses incurred by a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund, except for any expenses that are allocated to a particular class of shares of such Fund as described in paragraph 8 above.

ALLOCATION OF INCOME AND GAINS

10. Income and realized and unrealized capital gains and losses of a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

CONVERSIONS

11. Shares of any class of a Fund may be convertible for shares of the same class of another Fund according to the terms and conditions related to conversion privileges set forth in the Fund’s current prospectus and statement of additional information, as they may be amended from time to time.

EXCHANGES

12. Shares of any class of a Fund may be exchangeable for shares of the same class of another Fund according to the terms and conditions related to transfer privileges set forth in the Fund’s current prospectus and statement of additional information, as they may be amended from time to time.

WAIVERS AND REIMBURSEMENTS

13. Expenses may be waived or reimbursed by any investment adviser to the Trust or any other provider of services to the Trust without the prior approval of the Board of Trustees, provided such waiver is consistent with applicable requirements under the 1940 Act and the Internal Revenue Code of 1986, as amended.

OTHER PROVISIONS

14. Each class of shares will vote separately with respect to any Rule 12b-1 plan related to that class.

15. On an ongoing basis, the Board of Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of all the classes of shares offered by such Fund. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop with respect to a Fund’s classes of shares. The management and/or the investment adviser of each Fund shall be responsible for alerting the Board to any material conflicts that arise.

16. The Board of Trustees shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Funds’ transfer agent or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund(s) in settlement of such rights or claims, and not any member of the Board of Trustees.

17. All material amendments to this Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.

Dated: December 9, 2024

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